Exhibit 99.1

Consolidated Statement of Operations
(U.S. Dollars in Thousands, Except for Earnings Per Share and Share Data)

As described in Item 4.02, the errors in Genco’s previously reported financial information were related to the items included in the determination of the “Reorganization items, net” account balance on the face of Genco’s Consolidated Statement of Operations of the Predecessor for the period from January 1, 2014 to July 9, 2014. A preliminary estimate of the adjustments that will be required to correct these errors in Genco’s previously reported Consolidated Statement of Operations for the Predecessor period from January 1, 2014 to July 9, 2014 is as follows:

	Predecessor Period from January 1 to July 9, 2014 As Reported	Adjustment		Predecessor Period from January 1 to July 9, 2014 As Restated
Loss before reorganization items, net	$(96,795)	—		$(96,795)
Reorganization items, net	882,167	(1,797,807	) (a)	(915,640)

(Loss) income before income taxes	785,372	(1,797,807)		(1,012,435)
Income tax expense	(815)	—		(815)
Net (loss) income	784,557	(1,797,807)		(1,013,250)
Less: Net loss attributable to noncontrolling interest	(8,734)	(53,367	) (b)	(62,101)
Net (loss) income attributable to Genco Shipping & Trading Limited	$793,291	$(1,744,440)		$(951,149)

Net (loss) income per share-basic	$18.21	N/A		$(21.83)
Net (loss) income per share-diluted	$18.21	N/A		$(21.83)
Weighted average common shares outstanding-basic	43,568,942	N/A		43,568,942
Weighted average common shares outstanding-diluted	43,568,942	N/A		43,568,942
Dividends declared per share	$—	N/A		$—

(a)	The adjustment is the result of errors in Genco’s prior accounting for the following transactions associated with the application of fresh-start accounting:

Adjustment
Discharge of Predecessor equity <1>	$(829,974)
Issuance of Successor equity <2>	(1,133,900)
Recording of goodwill in fresh-start accounting <3>	166,067
Total	$(1,797,807)

<1>	The accounting consequences related to the discharge of Predecessor equity were previously reported as a component in the computation of “Reorganization items, net”. The adjustment is to exclude the accounting consequences related to the discharge of Predecessor equity from the computation of “Reorganization items, net”.

<2>	The accounting consequences related to the issuance of Successor equity were previously excluded as a component in the computation of “Reorganization items, net”. The adjustment is to include from the accounting consequences related to the issuance of Successor equity in the computation of “Reorganization items, net”.

<3>	The accounting consequences related to the recognition of goodwill were previously excluded as a component in the computation of “Reorganization items, net”. The adjustment is to include the accounting consequences related to the establishment of goodwill in the computation of “Reorganization items, net”.

(b)	The adjustment is the result of errors in Genco’s prior accounting for the consequences to noncontrolling interests of certain transactions associated with the application of fresh-start accounting.